Exhibit 99.1



     Set forth below is the text of the Press Release dated March 21, 2001.


                                                            Contact Information:
                                                                    Alan P. Hale
News Release                                                V.P. Finance and CFO
                                                      Telephone:  (972) 371-4968
RELEASE DATE:  March 21, 2001, 4:00 p.m. Eastern Time



Dallas Semiconductor Provides Revenue Guidance for First Quarter 2001

DALLAS, TEXAS...Dallas Semiconductor Corporation (DS/NYSE) said today that third party analysts' projections for its first quarter revenues are above what the Company anticipates and thus need to be adjusted. The Company expects revenues for its first quarter ending April 1, 2001, to be down approximately 30% compared to the $130.1 million reported for fourth quarter 2000, ended December 31, 2000.

"Current market conditions continue to result in low turns orders, order cancellations, and rescheduling," said Dr. Chao C. Mai, President and Chief Operating Officer. "Broad-based efforts by our customer base to reduce inventories are negatively impacting our results. These factors limit our visibility for the second quarter and beyond.

"We are taking actions to reduce production levels and implement appropriate cost reductions. Our commitment to new product development, which is key to our long-term growth, is unaffected," concluded Dr. Mai.

The Company will hold a conference call to discuss this update at 7:30 a.m. Central Time, Thursday, March 22, 2001. To gain access to the teleconference, call (612) 288-0340 or (612) 332-0630 and ask for the Dallas Semiconductor call.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. There are numerous factors that could cause the Company's actual results to differ materially from results predicted or implied in this news release. Important factors affecting the Company's ability to achieve future revenue growth include whether, and to the extent which, demand for the Company's products increases and reflects real end-user demand; whether customer cancellations and delays of outstanding orders increase, and whether the Company is able to manufacture in the correct mix to respond to orders on hand and new orders received in the future; whether the Company is able to achieve its new product development and introduction goals, including, without limitation, goals for conceiving and introducing timely new products that are well received in the marketplace; and whether the Company is able to successfully commercialize its new technologies that it has been investing in by designing and introducing new products based on the new technologies. Other important factors that could cause actual results to differ materially from those predicted include overall economic conditions, demand for electronic products and semiconductors generally, demand for the end-user products for which the Company's products are suited, timely availability of raw material, equipment, supplies and services, unanticipated manufacturing problems, technological and product development risks, competitors' actions, and other risk factors described in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this document are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Dallas Semiconductor Corporation manufactures a broad line of mixed-signal, specialty semiconductors. The Company combines proprietary fab and circuit technologies to create innovative products that are sold to over 15,000 customers worldwide. Markets served include broadband telecommunications, wireless handsets, cellular base stations, secure Internet communications, networking, servers, data storage and a wide variety of industrial equipment.

Additional Information: Maxim Integrated Products, Inc. (NASDAQ: MXIM) has filed a Registration Statement on SEC Form S-4 in connection with its merger with Dallas Semiconductor, and Dallas Semiconductor has mailed a Proxy
Statement/Prospectus to its stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully.

The Registration Statement and the Proxy Statement/Prospectus contain important information about Maxim, Dallas Semiconductor, the merger, and related matters. Investors and security holders can obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Maxim and Dallas Semiconductor file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, and other information filed by Maxim and Dallas Semiconductor at the Commission public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the
Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 800-SEC-0330 for further information on public reference rooms. Maxim's and Dallas Semiconductor's filings with the Commission are also available to the public from commercial document-retrieval services and the web site maintained by the Commission at http://www.sec.gov. The Registration Statement and Proxy Statement/Prospectus and these other documents may also be obtained for free from the parties.

Maxim, Dallas Semiconductor, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dallas Semiconductor in favor of the merger. The directors and executive officers of Maxim and their beneficial ownership of Maxim common stock are set forth in the proxy statement for the 2000 annual meeting of Maxim. The directors and executive officers of Dallas Semiconductor and their beneficial ownership of Dallas Semiconductor common stock are set forth in the Annual Report on Form 10-K of Dallas Semiconductor for the fiscal year ended December 31, 2000. In addition, upon completion of the merger, M.D. Sampels, a director of Dallas Semiconductor, will become a director of Maxim, the directors and executive officers of Dallas Semiconductor own options to purchase shares of Dallas Semiconductor common stock which will become vested and exercisable in connection with the merger, and Maxim has agreed to provide indemnification and director and officer liability insurance coverage to the directors and executive officers of Dallas Semiconductor following the merger. Security holders of Dallas Semiconductor may obtain additional information regarding the interests of the foregoing people by reading the Proxy Statement/Prospectus.